2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust and Denihan Hospitality Group
Complete Joint Venture for Six Manhattan Hotels Valued at $910 Million

Bethesda, MD, August 1, 2011 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired a 49% interest in a joint venture that owns six upper upscale hotels in Manhattan valued at $910.0 million.  The six upper upscale hotels (the “Manhattan Collection”) – Affinia Manhattan, Affinia Shelburne, Affinia Dumont, Affinia 50, Affinia Gardens and The Benjamin – currently comprise 1,640 guest rooms, which will be increased to 1,730 guest rooms this fall following the completion of the Affinia Manhattan renovation.  The six properties will continue to be managed by the Denihan Hospitality Group (“Denihan”).  All ownership decisions will require the agreement of both the Company and affiliates of Denihan, regardless of their respective ownership interests.

            “We are excited to acquire such a unique collection of six distinctive high quality hotels in terrific locations throughout Midtown Manhattan, and at a significant discount to replacement cost,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust.  “Manhattan has been one of our top target markets and we are extremely excited to be taking advantage of this exceptional opportunity to acquire these well-located hotels, which continue to benefit from the strength of the recovery and growth of New York City.”

The Manhattan Collection is comprised of six hotels that are well-situated in the Midtown market of Manhattan.  Each hotel has been well maintained and the Manhattan Collection boasts some of the largest guest rooms and suites in New York City, providing a unique competitive advantage in the marketplace.

The joint venture transaction values the six hotels at $910.0 million, including $596.6 million in existing non-recourse first mortgage and mezzanine debt.  Pebblebrook will make a $153.6 million equity investment in the joint venture in exchange for its 49% interest.  Affiliates of Denihan will continue to own the remaining 51% interest in the joint venture.  All decisions will be governed jointly. The transaction was funded with proceeds from Pebblebrook’s previously completed equity offerings, as well as borrowings under the Company’s unsecured credit facility.

“Manhattan has been, and we expect that it will continue to be, one of the most unique and dynamic hotel markets in the United States,” noted Mr. Bortz.  “New York City has exceptionally strong and diverse demand drivers, making it an important global market for corporate transient and group demand, as well as a highly popular year-round leisure destination for domestic and international travelers.  Additionally, we expect that the city will continue to benefit from the tremendous growth that is occurring from an influx of international visitors who consistently make New York City one of the top destinations in the world.”

The Manhattan hotel market has experienced strong recoveries following previous economic downturns, exhibiting a double digit compounded annual room revenue per available room (“RevPAR”) growth rate during the last recovery cycle.  In addition, the market has historically been supply constrained, growing at a compounded annual rate of just 1.3% over the last 20 years, compared with a compounded annual growth in demand of 2.2% over the same period.

The Manhattan Collection

Affinia Manhattan:  Affinia Manhattan is located across from Madison Square Garden and Penn Station and occupies the former Governor Clinton Hotel.  The hotel was built in 1929 and currently comprises 526 generously sized suites and guest rooms with an estimated average room size, post-renovation, of 395 square feet, including terrace suites that offer grand views of Midtown.  Each of the guest rooms feature the signature Affinia Bed with 300 thread-count triple sheeting and down duvets, executive workstations, and wireless Internet access.  The property highlights a more modern atmosphere with the Niles Restaurant and Bar (leased) on the main floor, while still retaining its Old New York charm, accentuated by its bronze-relief elevator doors and chandeliered Grand Ballroom.  The hotel has approximately 8,800 square feet of versatile meeting space, including the 3,150-square foot Grand Ballroom, and 24,000 square feet of leased retail space.

Affinia Manhattan is currently undergoing a $24.0 million comprehensive renovation and guest room expansion, which will be completed in the fall of 2011, encompassing all guest rooms and corridors, and increasing the hotel’s total guest room count by 90 rooms to 616.  The renovation is being solely funded by affiliates of Denihan.

Affinia Shelburne:  Affinia Shelburne is located in Manhattan’s Murray Hill neighborhood and is just steps away from the Empire State Building, Chrysler Building and Grand Central Terminal.  With a recently completed comprehensive renovation in 2009 totaling over $27.0 million, the hotel offers 325 new guest rooms and suites with an estimated average room size of 418 square feet that highlight bright and bold contemporary décor and up-to-date in-room technology. The Affinia Shelburne also features 1,725 square feet of meeting space, a street-level restaurant, Rare Bar & Grill (leased), which specializes in casual fare and Rare Rooftop Lounge (leased), which is a seasonal destination for cocktails and offers expansive views of the city.

           Affinia Dumont:  Affinia Dumont is centrally located on New York’s 34th Street and provides inspiring views of famed city sights including the Chrysler Building, Empire State Building and the East River.  Affinia Dumont’s 241 spacious suites, with an estimated average room size of 480 square feet, include full kitchens and special fitness-related amenities that focus on healthful living. The Barking Dog Restaurant (leased) serves casual American cuisine for breakfast, lunch and dinner and offers outdoor patio dining. The hotel is also home to one of New York’s most highly regarded spas, Oasis Day Spa.  Affinia Dumont features the 1,100-square foot Rafferty room, which can accommodate groups of up to 100 people and can be divided to accommodate smaller gatherings.

Affinia 50:  Affinia 50 is conveniently located in the heart of Midtown, just blocks away from many of Manhattan’s popular attractions such as Madison and Fifth Avenue shops, the United Nations, Rockefeller Plaza, multiple corporate headquarters on Park and Madison Avenues, world-class restaurants and Grand Central Terminal. The hotel opened in October 2004 as an Executive Club Suite Hotel after a $12.0 million renovation.  The hotel offers 210 guest rooms and suites (with full kitchens) with an estimated average room size of 510 square feet and features the bright and inviting Club Room on the second floor for guests to relax, work and socialize.

Affinia Gardens:  Affinia Gardens is located in Midtown on 64th Street in close proximity to the Hospital for Special Surgery, upscale shopping, Central Park, a wide range of restaurants and an assortment of celebrated museums.  Affinia Gardens made its debut in September 2005 as a tranquil suite hotel, following a $7.7 million renovation.  The hotel offers 129 suites with an estimated average room size of 607 square feet and features full, in-room kitchens as well as delivery service from neighborhood grocery stores.  The hotel features the Serenity Lounge area, tea bar and first floor Private Garden Terrace Suites that offer furnished patios adjacent to the hotel’s garden.

All Affinia boutique hotels offer a wide array of services and hotel amenities designed to provide guests with a truly customized experience. Each Affinia hotel features the six-choice Dream Pillow Menu, Experience Kits, Damana bath amenities and soothing in-room treatments from SPAffinia.

The Benjamin:  The Benjamin is an intimate, classic luxurious property in the heart of Midtown Manhattan.  The hotel features 209 guest rooms and executive suites with an estimated average room size of 458 square feet.  Each guest room is furnished with the signature, custom-designed Benjamin Bed.  The hotel is home to the National Bar and Dining Rooms Restaurant, which is overseen by Food Network Chef Geoffrey Zakarian. The restaurant has received acclaim from the New York Times and recently was honored with an award from the James Beard Foundation.  The property boasts a Wellness Spa, Executive Suites, which have full in-room office capabilities, and three meeting rooms spread across 2,350 square feet.

In 2010, the Collection operated at 89% occupancy, with an average daily rate of $245 and net operating income after capital reserves (“NOI”) of $40.0 million.  For the period of August 1 through December 31 of 2011, the Company currently forecasts that the Manhattan Collection will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $32.1 to $33.7 million and $28.8 to $30.3 million in NOI.  For 2012, the Company currently forecasts that the Manhattan Collection will generate EBITDA of $58.7 to $63.7 million and NOI of $51.6 to $56.4 million. The Company will report 49% of the Manhattan Collection’s actual results based on the Company’s 49% economic ownership interest.

The $596.6 million first mortgage and mezzanine debt that is being assumed by the joint venture in connection with the acquisition is a non-recourse, interest-only loan, subject to a floating interest rate based on the 30-day LIBOR rate plus a weighted average total spread of approximately 325 basis points.  Based on the current 30-day LIBOR rate, the interest rate on the loan is currently 3.44%. The loan matures in February 2013.

Joint Venture Highlights

Under the terms of the joint venture agreement between Pebblebrook and affiliates of Denihan, Pebblebrook will acquire a 49% equity interest in the joint venture in exchange for an equity investment of $153.6 million.  Affiliates of Denihan will continue to own the remaining 51% equity interest in the joint venture.  Pursuant to the terms of the joint venture agreement and subject to certain limited exceptions, all decisions of the joint venture, including but not limited to the sale of individual assets, financings, budget approvals and capital improvements, will require the joint approval of both Pebblebrook and affiliates of Denihan, regardless of their ownership percentages.  In addition, after the fifth anniversary of the joint venture, either Pebblebrook or affiliates of Denihan have the right to sell their respective interests in the joint venture or cause the joint venture to sell one or more of the joint venture’s hotels.

“We are thrilled to be working with Pebblebrook on this transaction and to be partners in owning and operating such a high quality portfolio of hotels,” said Patrick Denihan, co-CEO of Denihan Hospitality Group.  “Pebblebrook has a superb track record of owning high quality urban hotels, giving us great confidence that we can continue to drive market-leading performance for these assets.”

“We are excited to be working with Denihan Hospitality Group on such a unique opportunity,” continued Mr. Bortz. “They have had a tremendous amount of experience in the competitive New York hotel market for almost 50 years.  We are extremely delighted to be restarting our prior relationship with Denihan and look forward to working with them on the Manhattan Collection, as well as future opportunities.”

The Company expects to incur approximately $8.2 million of costs related to the joint venture that will be expensed as incurred.

This joint venture of six hotels brings the total number of properties in the Company’s portfolio to 20, comprising $1.6 billion of invested capital since completing its initial public offering in December 2009.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in large urban and resort markets with an emphasis on the major coastal cities.  The Company owns 20 hotels, comprised of 14 wholly-owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in 6 hotels with 1,730 guest rooms.  The Company owns, or has an ownership interest, in hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York.  For more information, please visit www.pebblebrookhotels.com.

About Denihan Hospitality Group

Denihan Hospitality Group is a privately-held, full-service hotel management and development company that owns and operates 13 boutique hotels in major urban markets in the U.S.  Over the past 50 years, the Denihan family has built a world class lodging investment platform within the boutique hotel space, creating value by acquiring, repositioning and managing independent hotels.  The Denihan portfolio includes properties operating under The James and Affinia Hotels brands, as well as Manhattan luxury independents, The Surrey and The Benjamin, and affiliates including the Royal Palm in Miami.  The company’s uniquely guest-centric approach, refined through three generations of Denihan leadership, has made it an industry leader in hospitality, property and restaurant development, as well as hotel operations, management and marketing.  More details can be found at www.denihan.com.

This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions, forecasted hotel EBITDA, forecasted hotel net operating income after capital reserves, acquisitions costs and projected demand.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions.  Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information.  Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance and potential increases in average daily rate, occupancy, RevPAR and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence.  These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.

All information in this release is as of August 1, 2011.  The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at

www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
Manhattan Collection
Reconciliation of Forecasted Hotel Net Income to Forecasted Hotel EBITDA and Forecasted Hotel Net Operating Income
Pro-Rated 2011 Forecast (August 1 to December 31) and 2012 Full-Year Forecast
(Unaudited, in millions)

	For the period		For the period
	August 1, 2011 to December 31, 2011		January 1, 2012 to December 31, 2012
	Range		Range
	Low	High	Low	High

Hotel net income	$23.4	$25.0	$37.8	$42.8

Adjustment:
Depreciation and amortization (1)	8.7	8.7	20.9	20.9

Hotel EBITDA	$32.1	$33.7	$58.7	$63.7

Adjustment:
Capital reserve	(3.3)	(3.4)	(7.1)	(7.3)

Hotel Net Operating Income	$28.8	$30.3	$51.6	$56.4

PEB's 49% Pro-Rata Interest in Hotel Net Operating Income	$14.1	$14.8	$25.3	$27.6

(1) Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance.  These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income  after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands)
(Unaudited)

Historical Operating Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010

Pro forma Occupancy	71.8%	82.0%	82.2%	74.2%	77.6%
Pro forma ADR	$175	$192	$196	$206	$193
Pro forma RevPAR	$124	$156	$160	$151	$148

Pro forma Hotel Revenues	$79,225	$96,255	$96,961	$96,159	$368,601
Pro forma Hotel EBITDA	$12,553	$25,365	$24,500	$21,842	$84,259

	First Quarter
	2011

Pro forma Occupancy	71.4%
Pro forma ADR	$188
Pro forma RevPAR	$133

Pro forma Hotel Revenues	$85,458
Pro forma Hotel EBITDA	$13,065

These historical pro forma hotel operating results include information from the following hotels:  DoubleTree by Hilton Bethesda-Washington DC; Sir Francis Drake; InterContinental Buckhead; Hotel Monaco Washington, DC; Skamania Lodge; Sheraton Delfina; Sofitel Philadelphia; Argonaut Hotel; The Westin Gaslamp Quarter; Hotel Monaco Seattle, Mondrian Los Angeles, Viceroy Miami, W Boston and the 6 properties in the Manhattan Collection.  The hotel operating results for the Manhattan Collection reflect the Company's 49% economic ownership interest in the 6 hotels.  The results exclude the Grand Hotel Minneapolis. These historical operating results include periods prior to the Company's ownership of the hotels.  The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year.  In addition, the information above does not reflect the Company's corporate general and administrative expenses, interest expenses, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.